Quantum Technologies Reports Third Quarter 2015 Financial Results

•	Total revenues increased 43% and product sales increased 59% in the third quarter of 2015 compared to the same period in the prior year

•	Total revenues increased 39% and product sales increased 60% for the nine month period in 2015 compared to the same period in the prior year
LAKE FOREST, Calif., November 12, 2015 /Globe Newswire-FirstCall/ - Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum” or the “Company”) (Nasdaq: QTWW), a leader in compressed natural gas (CNG) storage systems, integration and vehicle system technologies, today reported its financial results for the third quarter of 2015. Conference call information is provided below.
Third Quarter Highlights:

•	Total revenues of $9.5 million reported for the third quarter, representing a year-over-year increase of 43% compared to same period of the prior year

•	Product sales of $8.0 million increased 59% compared to same period of the prior year

•
Exclusive of indirect production overhead costs and other charges, product sales during the third quarter of 2015 contributed a positive direct margin of $1.1 million, or 13%, which included certain incremental production costs and customer price incentives associated with the introduction of new product offerings that are expected to ease in future periods

•
Internal development efforts supported new product launches during the third quarter of 2015, including the high capacity family of back-of-cab fuel storage modules in storage configurations of 160 or 180 diesel gallon equivalents (DGEs) and the new 30-inch diameter tanks integrated within the high capacity back-of-cab system family

•	Reduction in selling, general and administrative costs of 4% reported for the first nine months of 2015 compared to same period in prior year

•	Overall backlog of $21.6 million, of which $15.2 million associated with products and $6.4 million associated with contract engineering services and licensing fees as of September 30, 2015

Third Quarter 2015 Operating Results
Overview of Continuing Operations
All revenues from continuing operations are generated by the Fuel Storage & Systems segment.
Total revenues amounted to $9.5 million for the third quarter of 2015, of which $8.0 million related to product sales, $0.8 million related to contract engineering services and $0.6 million related to software license fees. This represents an increase of $2.8 million, or 43%, in total revenues compared to the third quarter of 2014, in which total revenues amounted to $6.6 million, of which $5.0 million related to product sales and $1.6 million related to contract engineering services. Current period product revenue primarily resulted from sales of CNG fuel storage systems, including shipments of the Company’s Q-CabLITE™ and Q-RailLITE™ product lines, and individual CNG fuel storage tanks.
In May 2014, the Company shifted its strategic direction from selling stand-alone CNG tank products to a focus on selling complete CNG fuel storage modules and systems. Under this new strategy, the Company has secured and is continuing to target future revenue streams from sales of its back-of-cab and frame-rail mounted CNG fuel storage modules in addition to revenues from the sale of individual CNG storage tanks. The Company has made significant progress to date in introducing and commercializing CNG storage systems, growing its customer base and gaining market share since its shift in strategic direction. The growth in product revenues also reflects the impact of a significant shift in product mix, from substantially all individual CNG tank products prior to the strategic shift to a product mix comprised predominantly of complete CNG storage systems during the first nine months of 2015.
The Company also continued to make advancements to its tank and fuel storage system product family offerings during the third quarter and ramped up production of a higher capacity back-of-cab storage system family in September 2015 that can be configured to store up to either 160 or 180 diesel gallon equivalents (DGEs) of CNG. The Company believes the 180 DGE version of the system provides the highest storage capacity available and that both configurations provide the lightest weight per DGE compared to any back-of-cab systems currently available in the industry. This new family of systems integrates the Company’s recently developed 30-inch diameter storage tanks.
During the first nine months of 2015, the Company added additional new fuel storage system customers including UPS. As previously announced on April 2, 2015, the Company received an order to provide 319 fuel storage systems for UPS’ heavy duty CNG vehicle program, a portion of which were shipped in the third quarter with the remaining systems targeted to be shipped in the fourth quarter of 2015. UPS was the first customer to order the new family of higher capacity systems and took delivery of initial systems configured for 160 DGEs beginning in July 2015.
The Company’s backlog of product orders was $15.2 million at September 30, 2015 as compared to $17.8 million at December 31, 2014.
"We are pleased by the successful launches during the quarter of our next generation of product offerings that take advantage of our latest storage technology and system designs, especially our higher capacity back-of-cab family offerings that we believe include the highest storage capacity system currently available in the market," said Brian Olson, President and CEO of Quantum. "Although prevailing fuel prices are creating headwinds for near term growth for natural gas heavy duty trucking, we believe the investments we are making to bring forth the most cost efficient and innovative products to market, to build out production capacity, and to establish installation and service centers, is enabling us to establish infrastructure from which we can grow our systems business for many years to come," concluded Mr. Olson.

Product Sales
The Company has made significant progress to date in commercializing its CNG fuel storage systems. These efforts have led to a 59% increase in year-over-year product revenues in the third quarter of 2015.
The gross margins recognized on product sales include both direct material and labor costs associated with each unit produced along with absorption of indirect manufacturing overhead costs that are allocated to the units produced. In addition, the Company also incurred costs and set aside additional reserves during the third quarter of 2015 associated with its previously disclosed efforts to retrofit certain of its first generation back-of-cab storage modules to incorporate design enhancements similar to those integrated into its new second generation family of modules.
Exclusive of indirect overhead costs and costs associated with first generation product retrofits, product sales during the third quarter of 2015 contributed a positive direct margin of $1.1 million, or 13%. One of the factors that provided downward pressure on the direct margin was $0.8 million of costs incurred above normalized levels related to offsite installation support, material expedite fees and other manufacturing set up expenses that are expected to ease in future periods. Other factors that provided downward pressure on the Company’s direct margins on a year-over-year basis include volume and promotional price incentives provided to certain customers of its system products and change in product mix.
Included in indirect overhead and other cost of product sales for the third quarter of 2015 were normalized overhead costs of $1.5 million and incremental costs of $0.4 million, of which $0.3 million related to additional warranty reserves in connection with the first generation system retrofit enhancements. The overall gross product margin reported, which includes both direct and indirect overhead costs, was negative 11% for the third quarter of 2015.
Although the Company’s year-over-year gross margins have been negatively impacted for the reasons discussed above, the Company did realize a reduction in the per unit direct material and manufacturing costs for its fuel module products in the third quarter and first nine months of 2015 compared to the cost levels recognized in the second half of 2014 associated with the initial launch of the Company’s first generation of fuel module products upon its shift in strategic direction. Specifically, the Company realized a manufactured cost per unit decline for the third quarter of 2015 of approximately 25% compared to activities in the second half of 2014 for its back-of-cab module with fuel storage capacity of up to 123 DGEs of natural gas, which represented Quantum's highest revenue generating product line in the first nine months of 2015. The Company expects incremental production costs to decline during the fourth quarter of 2015 as it further refines its processes.
Over the course of 2015, the Company has continued to innovate and enhance its products and developed its next generation of natural gas fuel module systems. These new systems, which went into production beginning in July 2015, incorporate enhanced design and product features.

Contract Engineering Services & Licensing Fees
Contract engineering services revenue in the first nine months of 2015 came primarily from engineering services associated with a hydrogen tank development program with an automotive OEM alliance that commenced in September 2014 and a PHEV software development program with Karma Automotive (formerly known as Fisker Automotive and Technology Group) that commenced in November 2014. The Company also recognized $0.6 million and $2.5 million of software license fees in the third quarter and first nine months of 2015, respectively, associated with contractual arrangements with Karma Automotive to support the re-launch of the Karma vehicle line and the advancement of its Atlantic vehicle line. These contract engineering services and software license fees in 2015 partially offset the decline in CNG fuel storage development activities that were recognized in the first nine months of 2014, primarily related to services provided to Advanced Green Innovations, LLC, and its affiliate, ZHRO Solutions LLC (collectively, "AGI"), and for services to General Motors. The CNG fuel storage development program with General Motors’ related to its CNG Impala platform which transitioned to a production program in the fall of 2014.
Our customer funded development and licensing related activities are reported as costs of engineering services & fees. Gross margins realized on these combined revenue streams improved in the 2015 period to 61%, primarily due to the relatively low level of costs associated with revenues from software licensing fees. On a separate basis, the gross margin realized on the contract engineering services was 30% for the third quarter of 2015 which was similar to the margin realized for the same period in the prior year.

Operating Expenses
The operating results include research and development expenses associated with internally funded engineering development programs. The expenses for these programs amounted to $2.1 million in the third quarter of 2015 as compared to $2.2 million in the third quarter of 2014. Internally funded research and development in 2015 primarily relates to the Company’s efforts to advance its CNG tank and fuel storage module technologies, including efforts to develop and validate its next generation systems for existing product family offerings and efforts to develop high-capacity 30-inch diameter tanks associated with BOC storage systems and virtual pipeline applications.
Selling, general and administrative costs of continuing operations amounted to $2.2 million in both the third quarters of 2015 and 2014, of which $1.3 million and $1.5 million, respectively, was recognized in the Corporate operating segment for those periods and the remaining costs were recognized in the Fuel Storage & Systems operating segment.

Renewable Energy Segment - held for sale
As previously announced, the Company is actively pursuing the sale of its wholly owned subsidiary, Schneider Power Inc. (Schneider Power). Schneider Power, an operator of the 10 megawatt Zephyr Wind Farm and holder of interests in certain renewable energy projects, represents the entire operations of the Company’s Renewable Energy business segment. As a result of the Company’s intent to sell the remaining assets of the business, the historical activities and balances of the Renewable Energy business segment are reported as discontinued operations held for sale in the accompanying condensed consolidated financial information presented herein.
The Renewable Energy segment reported a net loss after taxes of $0.1 million in the third quarter of 2015 as compared to a net loss of $0.2 million in the third quarter of 2014.
Net income reported for discontinued operations includes the recognition of $0.3 million of revenue from energy sales in the third quarters of both 2015 and 2014. Operating expenses amounted to $0.1 million and interest on debt obligations amounted to $0.3 million for the third quarter of 2015 which was comparable to expenses for the same period in the prior year.

Non-Reporting Segment Results
Interest Expense. Interest expense increased to $0.5 million in the third quarter of 2015, as compared to $0.4 million in the same period in the prior year. Approximately half of the expense recognized in both periods relates to non-cash imputed interest associated with equity-linked features of outstanding convertible notes that the Company issued in September 2013 and June 2015.

Fair Value Adjustments of Derivative Instruments. Derivative instruments consisted of embedded features contained within certain warrant contracts. Fair value adjustments of derivative instruments represent non-cash unrealized gains or losses. The share price of the Company’s common stock represents the primary underlying variable that impacts the value of the derivative instruments. The gain recognized during the nine months ended in 2014 was primarily associated with derivative liabilities related to warrants that were issued in October 2006 and expired in April 2014 and as a result of their expiration, the level of derivative liabilities declined substantially thereafter and the Company does not expect to recognize significant unrealized gains or losses on derivative instruments in the foreseeable future.
Other expenses. The Company did not recognize any “other expenses” in the first nine months of 2015. The charge of $1.8 million recognized in the prior year nine month period was in connection with a litigation matter involving Iroquois Master Fund related to a contractual provision contained in the October 2006 Warrants.

Operating and Net Loss - Third Quarter
The Company reported operating losses for its continuing operations of $4.3 million and $4.6 million for the third quarters of 2015 and 2014, respectively. The operating losses in both periods mainly resulted from negative gross margins realized on product shipments.
The Company reported net losses of $4.8 million and $5.2 million for the third quarters of 2015 and 2014, respectively.

Balance Sheet and Capital Resources
For its continuing operations, the Company had working capital of $7.5 million (defined as current assets less current liabilities) as of September 30, 2015, which includes $4.5 million of outstanding borrowings under its revolving line of credit that is classified as a current liability.

Financial Tables
The Company’s condensed consolidated financial information for the three and nine month periods ended September 30, 2015 and 2014 is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	unaudited	unaudited	unaudited	unaudited
Statements of Operations:

Revenues:
Net product sales	$8,006,117	$5,048,445	$23,453,466	$14,680,433
Engineering services & license fees	1,448,622	1,569,778	5,883,094	6,422,711

Total revenues	9,454,739	6,618,223	29,336,560	21,103,144

Costs of revenues:
Cost of product sales	8,848,440	5,713,080	25,360,754	13,312,589
Cost of services & fees	566,493	1,087,248	2,105,795	4,193,747

Total costs of revenues	9,414,933	6,800,328	27,466,549	17,506,336

Gross margin	39,806	(182,105)	1,870,011	3,596,808

Operating expenses:
Research and development	2,123,958	2,224,009	6,052,752	5,378,521
Selling, general and administrative	2,190,181	2,220,369	7,013,548	7,305,729

Total operating expenses	4,314,139	4,444,378	13,066,300	12,684,250

Operating loss	(4,274,333)	(4,626,483)	(11,196,289)	(9,087,442)

Other income (expense):
Interest expense, net	(451,074)	(397,414)	(1,292,591)	(1,632,661)
Fair value adjustments of derivative instruments, net	4,000	22,000	4,000	2,005,864
Other, net	—	—	—	(1,765,000)

Loss from continuing operations before income taxes	(4,721,407)	(5,001,897)	(12,484,880)	(10,479,239)
Income tax expense	—	—	—	(1,600)

Loss from continuing operations	(4,721,407)	(5,001,897)	(12,484,880)	(10,480,839)
Income (loss) from discontinued operations, net of taxes	(118,046)	(198,132)	221,279	(155,560)
Net loss attributable to stockholders	$(4,839,453)	$(5,200,029)	$(12,263,601)	$(10,636,399)

Per share data - basic and diluted:
Loss from continuing operations	$(0.17)	$(0.21)	$(0.46)	$(0.47)
Income (loss) from discontinued operations	—	(0.01)	0.01	(0.01)
Net loss attributable to stockholders	$(0.17)	$(0.22)	$(0.45)	$(0.48)

Weighted average shares outstanding -
Basic and diluted	28,017,207	23,290,453	27,109,538	22,115,183

Cash Flow Information (1):

Net cash used in operating activities	$(2,980,174)	$(5,038,719)	$(12,095,564)	$(13,415,992)
Net cash used in investing activities	$(321,201)	$(1,326,313)	$(1,046,412)	$(5,880,394)
Net cash provided by financing activities	$(301,338)	$1,909,429	$11,350,290	$18,058,553

(1)	The cash flow information includes Schneider Power for the periods presented.

	September 30,	December 31,
	2015	2014
	unaudited
Balance Sheet Information:

Continuing operations:
Cash and cash equivalents	$2,409,194	$4,103,841
Working capital	$7,541,918	$5,491,062
Total assets	$47,881,076	$48,514,515

Debt obligations, current and non-current:
Principal and accrued interest	$18,209,023	$16,858,841
Debt discounts	(3,945,228)	(4,628,439)

Total	$14,263,795	$12,230,402

Discontinued Operations:
Cash and cash equivalents	$214,976	$392,045
Total assets	$19,622,374	$23,161,999
Total liabilities	$17,244,955	$20,644,484

Total stockholders' equity	$21,990,840	$23,604,932

Shares issued and outstanding:
Common stock; $0.02 par value	28,024,039	23,276,264

Financial Results Call Scheduled:
The financial results conference call will be held on Thursday, November 12, 2015 at 1:30 p.m. Pacific time (4:30 p.m. Eastern time). If you are interested in participating in the financial results conference call, please call 800-207-9287, or 706-679-1155 for those dialing internationally, and provide the Conference ID #79137513, approximately ten minutes prior to the starting time. An operator will request your name and organization. You will then be placed on hold until the call begins.
For those of you unable to join the earnings call, a playback of the call will be available via telephone approximately three hours after the call. The number for this service is: 855-859-2056 or 404-537-3406, using Conference ID #79137513. The playback will be available until 8:59 p.m. Pacific Time on November 14, 2015. The call will also be available on the Company's Investor Relations web page approximately two days after the call at:
http://www.qtww.com/about/investor_information/conference_calls/index.php

About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies, including engine and vehicle control systems and drivetrains. Quantum produces innovative, advanced, and light-weight compressed natural gas storage tanks, and supplies these tanks, in addition to fully integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding our revenue growth in 2015, the amount of expenses we will incur related to our systems strategy and first generation retrofits and the impact that these costs will have on our product margins in the future, and our intent to sell the remaining assets of Schneider Power Inc. All statements included in this report, other than those that are historical, are forward looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. Risk factors include the potential for cancellation of orders, the acceptance of the Company's products, receipt of follow-on and/or higher volume orders in future periods, the Company’s ability to reduce incremental expenses and price incentives and charge a higher price for its next generation fuel systems, our ability to find a buyer for Schneider Power’s remaining assets at a price and on terms acceptable to us, and other risk factors that the Company discloses in its filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information about the products and services of Quantum can be found at http://www.qtww.com or you may contact:
Quantum Investor Relations
Phone:  949-399-4555
Email: ir@qtww.com

2015 Quantum Fuel Systems Technologies Worldwide, Inc.

Quantum Headquarters & Advanced Technology Center

25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600